Brockhouse & Cooper International, Inc.
Code of Ethics

(Last amended on December 6, 2010)

Table of Contents

1 -STATEMENT OF GENERAL POLICY	1
2 -DEFINITIONS	1
3 -STANDARDS OF BUSINESS CONDUCT	4
4 -PROHIBITION AGAINST IN SIDER TRADING	6
Introduction	6
General Policy	6
5 -PERSONAL SECURITIES TRANSACTIONS	9
General Policy	9
Prohibition Against Participation in Initial Public Offerings	9
Pre-Clearance Required for Limited Offerings	9
6 -GIFTS AND ENTERTAINMENT	9
General Guidelines	10
Specific Guidelines	10
Reporting Requirement	11
7 -PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION	11
Confidential Client Information	11
Non-Disclosure of Confidential Client Information	11
Responsibilities of Supervised Persons with respect to
Confidential Client Information	12
Security of Confidential Client Information	12
Disclosure of Portfolio Holdings	12
Privacy	13
8 -SERVICE AS AN OFFICER OR DIRECTOR	13
9 -COMPLIANCE PROCEDURES	13
Pre-Clearance	13
Reporting Requirements	13
10 -CERTIFICATION	16
Initial Certification	16
Acknowledgement of Amendments	16
Annual Certification	16
Further Information	16
11 -RECORDS	16
12 -REPORTING VIOLATIONS AND SANCTIONS	17

i

STATEMENT OF GENERAL POLICY

This Code of Ethics (“Code”) has been adopted by Brockhouse & Cooper International, Inc. (“BCI”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

This Code establishes rules of conduct for all of BCI’s Supervised Persons (as that term is defined in this Code) and is designed to, among other things, govern personal securities trading activities in the accounts of Access Persons (as that term is defined in this Code), immediate family/household accounts and accounts in which an Access Person has a beneficial interest (as that term is defined in this Code). This Code is based upon the principle that BCI and its Supervised Persons owe a fiduciary duty to BCI's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests rather than those of BCI’s clients, (ii) taking inappropriate advantage oftheir positions with BCI and (iii) any actual or potential conflicts of interest or any abuse of their positions of trust and responsibility.

This Code is designed to ensure the maintenance of high ethical standards by BCI and its Supervised Persons. The purpose of the Code is to restrict activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Both BCI and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. This means more than acting with honesty and good faith alone. It also means that BCI and its Supervised Persons have an affirmative duty to act with the utmost good faith and solely in the best interests of BCI’s clients.

The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in how to conduct themselves. In those situations where a Supervised Person may be uncertain as to the intent or purpose of this Code, he or she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in this Code only in those situations when it is clear beyond dispute that the interests of BCI’s clients will not be adversely affected or compromised by granting an exception to this Code’s provisions. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

The CCO will periodically report to senior management of BCI to document compliance with this Code.

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

•	“Access Person” means:

1

o	any Supervised Persons (as that term is defined below):

▪
who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund (as that term is defined below) or

▪	who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public; and

o
any director, officer or partner of BCI who, with respect to any Fund (as that term is defined below) makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Reportable Securities being made by BCI to any Fund.

•
“Account” means accounts of any Supervised Person and includes accounts of the Supervised Person’s immediate family members (any relative by blood or marriage living in the Supervised Person’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest, controls or exercises investment discretion.

•
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•
“Beneficial ownership ” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect pecuniary interest (i.e., monetary or other economic benefit) from the purchase, sale (or other acquisition or disposition) or ownership of a security.  A person has a pecuniary interest in a security if that person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that security.  Beneficial ownership also includes securities held by members of a person’s “immediate family” sharing the same household.  The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

•	“Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act.

•	“Fund” means an investment company registered under the Investment Company Act.

•
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

•
“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

•	“Purchase or Sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

•	“Reportable Fund” means:

o	any Fund for which BCI acts as investment adviser, sub-adviser; or

o	any Fund for which an entity that controls BCI, is controlled by BCI or is under common control with BCI, acts as investment adviser, sub-adviser or principal underwriter.

•	“Reportable Security” means any Security (as that term is defined below), except that it does not include:

o	direct obligations of the government of the United States or any Canadian government obligation (federal, provincial or municipal);

o	bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

o	shares issued by money market funds;

o	shares issued by open-end funds other than Reportable Funds (as that term is defined above); or

o	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

•
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

•	“Security held or to be acquired by a reportable fund” means:

o	any Reportable Security which, within the most recent 15 days

▪	is or has been held by a Reportable Fund; or

▪	is being or has been considered by a Reportable Fund or its investment adviser for purchase by such fund; and

o	any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security which, within the most recent 15 days

▪	is or has been held by a Reportable Fund; or

▪	is being or has been considered by a Reportable Fund or its investment adviser for purchase by such fund.

•
“Supervised Person” means any partner, director or officer of BCI (or other persons occupying a similar status or performing similar functions), or employees of BCI or other person who provides investment advice on behalf of BCI and is subject to BCI's supervision and control.

STANDARDS OF BUSINESS CONDUCT

BCI places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in BCI and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals.

Under this Code, Supervised Persons are responsible for maintaining the very highest ethical standards when conducting business on behalf of BCI.  This means that as a Supervised Person:

•	You have a fiduciary duty at all times to place the interests of BCI’s clients first;

•
All of your personal securities transactions must be conducted consistent with the provisions of this Code that apply to you and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility;

•	You should not take advantage of your position or engage in any fraudulent or manipulative practice, such as front-running or manipulative market timing, with respect to BCI’s clients’ accounts;

•	You must treat as confidential any information concerning the identity of security holdings and financial circumstances of BCI’s clients; and

•
You must comply with all applicable US federal securities laws, which, for purposes of this Code, means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any ofthese statutes, the Bank Secrecy Act as it applies to registered investment companies and registered investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

In meeting its fiduciary responsibilities to its clients, BCI expects every one of its Supervised Persons to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with BCI.  BCI's and its affiliates’ reputation for fair and honest dealing with their clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Supervised Persons are urged to seek the advice of BCI’s Chief Compliance Officer (the “CCO”) for any questions about this Code or the application of this Code to their individual circumstances. Supervised Persons should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment with BCI.

Supervised Persons’ personal securities transactions must also comply with Rule 17j-1 under the Investment Company Act.  Under that Rule:

•	You may not employ any device, scheme or artifice to defraud a client of BCI;

•
You may not make any untrue statement of material fact to a client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they were made, not misleading;

•	You may not engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; and

•	You may not engage in any manipulative practice with respect to a client.

PROHIBITION AGAINST INSIDER TRADING

Introduction

Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose Supervised Persons and BCI to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and BCI may be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may buy or sell a security, either personally or on behalf of others (such as investment funds and private accounts managed by BCI (“Client Accounts”)), while in the possession of material, non-public information about a company, nor may any personnel of BCI communicate material, non-public information to others in violation of the law.

1.	What is Material Information?

Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material non-public information” relates not only to issuers but also to BCI's securities recommendations and client securities holdings and transactions.

2.	What is Non-public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including any Client Accounts, you must determine whether you are in possession of material, non-public information. If you think that you might be in possession of material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including any Client Accounts.

•	Do not communicate the information inside or outside BCI, other than to the CCO.

•	After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, will instruct you on what action to take.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for a couple of reasons. First, tender offer activity often produces extreme fluctuations in the price of a target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, non-public information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either.  Supervised Persons and others subject to this Code should exercise extreme caution any time they become aware of non-public information, whether material or not, relating to a tender offer.

6.	Restricted/Watch Lists

Although BCI does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted securities list.” Supervised Persons are prohibited from personally, or on behalf of any Client Account, purchasing or selling securities of any companies during any period such companies are on the restricted securities list. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, non-public information should generally be placed on the restricted securities list. The CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted securities list.

The CCO may place certain securities on a “securities watch list.” Securities issued by companies about which a limited number of Supervised Persons possess material, non-public information should generally be placed on the securities watch list. The securities watch list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

PERSONAL SECURITIES TRANSACTIONS

General Policy

BCI has adopted the following principles governing personal investment activities by Supervised Persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised Persons must not take inappropriate advantage of their positions.

Prohibition Against Participation in Initial Public Offerings

No Access Person shall acquire any beneficial interest in any security in an Initial Public Offering.

Pre-Clearance Required for Limited Offerings

No Access Person shall acquire any beneficial ownership of any security in a Limited Offering without the prior written approval of the CCO.  Any Access Person seeking pre-approval from the CCO shall provide the CCO with all of the information that such person has regarding the proposed transaction.  In determining whether to grant approval, the CCO may take into account, among other factors, whether the investment opportunity should be reserved for BCI’s clients and whether the investment opportunity is being offered to the Access Person by virtue of his or her position within BCI.  Any security acquired by an Access Person in a Limited Offering will be subject to continuous monitoring by the CCO for possible conflicts of interest.

GIFTS AND ENTERTAINMENT

BCI recognizes that Supervised Persons, because of their position with the firm, may be offered, or may receive without notice, gifts and entertainment from clients, brokers, vendors or other business contacts.  BCI also recognizes that occasional participation in entertainment opportunities with representatives from other organizations can be useful in building relationships that help the firm service its Client Accounts.

Because the acceptance and offering of gifts and entertainment is an area of high potential for conflicts of interest, BCI requires that all Supervised Persons strictly abide by the following guidelines and reporting requirement when accepting or offering gifts and entertainment.  You should direct any questions about the following guidelines to the CCO.

General Guidelines

BCI's policy with respect to gifts and entertainment is as follows:

•
Supervised Persons may not accept or give gifts, entertainment, special accommodations or other things of material value on their own or on BCI’s behalf that could influence decision-making, that could make them feel beholden to a person or a firm, or that may be construed as an improper attempt to influence a person or firm.

•	Supervised Persons may not accept any gift or entertainment from a firm or person who does or seeks to do business with BCI that:

o	Might create a conflict of interest or the perception of impropriety;

o	Might interfere with the impartial discharge of such person’s responsibilities to BCI or its clients; or

o	Might place the recipient or BCI in a difficult or embarrassing position.

Specific Guidelines

•	Supervised Persons should never solicit gifts from any firm or person with which BCI does business.

•	No Supervised Person may participate in any entertainment event if the person providing the entertainment does not attend the event.

•	No Supervised Person may participate in or accept tickets to an entertainment event if the event could be considered high profile (e.g., playing golf with a celebrity).

•	No Supervised Person may accept from a client, prospective client or any entity that does business with or on behalf of BCI any gifts of cash or cash equivalents.

•	Supervised Persons may accept promotional items (e.g., logo items) or other items of nominal value.
•	No Supervised Person may accept or give gifts or entertainment from the same person or firm if they are frequent (e.g., same broker taking you out to lunch once a week).

Reporting Requirement

•
No Supervised Person shall accept or give gifts or entertainment that exceed the value of $100 per year without the prior approval of the CCO.  Value for this purpose is the higher of face value or market value.

PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

Confidential Client Information

In the course of conducting its investment advisory activities, BCI may gain access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by BCI to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to BCI's current or former clients, is subject to this Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding BCI's clients is confidential. Information may only be disclosed when the disclosure is consistent with BCI's policy and the client's direction.  BCI does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  BCI will require that any financial intermediary, agent or other service provider utilized by BCI (such as broker-dealers or sub-advisers) comply with substantially similar standards for non -disclosure and protection of Confidential Client Information and use the information provided by BCI only for the performance of the specific service requested by BCI;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over BCI, or as otherwise required by any applicable law. In the event BCI is compelled to disclose Confidential Client Information, BCI shall provide, to the extent permitted, prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, BCI shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Responsibilities of Supervised Persons with respect to Confidential Client Information

All Supervised Persons are prohibited, either during or after the termination of their employment or association with BCI, from disclosing Confidential Client Information to any person or entity outside BCI, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information in order to provide services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with BCI, must return all such documents to BCI.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Client Information

BCI enforces the following policies and procedures to protect the security of Confidential Client Information:

•	BCI restricts access to Confidential Client Information to those Supervised Persons who need to know such information in order to provide services to clients;

•
Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Disclosure of Portfolio Holdings

BCI has adopted a Disclosure of Portfolio Holdings policy and procedure regarding the disclosure of clients’ portfolio holdings. Supervised Persons should consult that policy and procedure to ascertain their obligations with respect to the disclosure of clients’ portfolio holdings.

Privacy

BCI has adopted a Privacy policy and procedure regarding compliance with applicable privacy laws. Supervised Persons should consult that policy and procedure to ascertain their obligations to maintain clients’ privacy.

SERVICE AS AN OFFICER OR DIRECTOR

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interests of BCI's clients. Where board service or an officer position is approved, BCI shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.  The CCO shall be responsible for monitoring compliance with any Chinese Wall or other procedure so implemented.

COMPLIANCE PROCEDURES

Pre-Clearance

An Access Person may, directly or indirectly, acquire or dispose of a beneficial interest in a Reportable Security only if:  (i) such purchase or sale has been pre-approved in writing by the CCO in accordance with this Code; (ii) the approved transaction is completed by the close of business on the trading day approval is received; and (iii) the CCO has not rescinded such approval prior to execution of the transaction.  Post-approval of personal securities transactions by Access Persons is not permitted.

Pre-clearance of personal securities transactions must be obtained by completing and signing the pre-clearance form of Brockhouse & Cooper Inc., BCI's parent company, provided for that purpose by the CCO. The CCO monitors all personal securities transactions by Access Persons in order to ascertain any pattern of conduct which may evidence conflictsor potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Pre-clearance of a personal securities transaction in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every Access Person shall submit initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of BCI that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, submit to the CCO an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person has any direct or indirect beneficial interest when the person became an Access Person;

•
The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information furnished in an Access Person’s initial holdings report must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2.	Annual Holdings Report

Every Access Person shall, no later than January 31 of each year, submit to the CCO an annual holdings report containing thesame information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Exceptions from Reporting Requirements

•
An Access Person is not required to submit a holdings or transaction report to the CCO with respect to transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

•	An Access Person is not required to submit a quarterly transaction report to the CCO with respect to transactions effected pursuant to an Automatic Investment Plan.

•
An Access Person is not required to submit a quarterly transaction report to the CCO if the report would duplicate information contained in a broker trade confirmation or account statement received by the CCO so long as (1) the CCO receives such confirmation or statement no later than thirty (30) days after the end of the applicable calendar quarter and (2) all the information required to be included in a quarterly transaction report is contained in the broker trade confirmation or account statement.

4.	Monitoring and Review of Personal Securities Transactions

The CCO will monitor and review all reports required to be submitted by Access Persons regarding such Access Persons’ personal securities transactions and holdings in accordance with BCI’s Administration of Code of Ethics policy and procedure.  Under that policy and procedure, the CCO may at his discretion initiate inquiries of Access Persons regarding their personal securities transactions and holdings. Access Persons are requiredto cooperate with such inquiries and any monitoring or review procedures employed BCI. Any transactions for any accounts of the CCO will be reviewed and approved by BCI’s President, or other designated supervisory person.

CERTIFICATION

The CCO shall maintain a current list of Access Persons who are required to file reports under this Code and will notify such Access Persons of their reporting obligations under this Code.

Initial Certification

The CCO shall provide all Supervised Persons with a copy of this Code, and such Supervised Persons must initially certify in writing that they have:  (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) if applicable, disclosed all of the information required to be in their initial holdings report.

Acknowledgement of Amendments

The CCO shall provide any amendments to this Code to all Supervised Persons promptly after such amendments are approved, and all Supervised Persons must certify in writing that they have:  (i) received a copy of any amendments to this Code; (ii) read and understood such amendments; and (iii) agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify in writing that they have:  (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) if applicable, submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO regarding any inquiries pertaining to this Code or the policies established herein.

RECORDS

The CCO shall be responsible for ensuring that BCI, at its principal place of business, maintains records related to this Code in the manner and to the extent set forth below.  The CCO shall be responsible for making such records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination.

•	A copy of each code of ethics adopted and implemented by BCI that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•
A record of any violation of this Code, and of any action that was taken as a result of such violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of this Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person, which shall be retained for five years after the individual ceases to be a Supervised Person;

•
A copy of each holdings or transaction report made by Access Persons, including any brokerage trade confirmations or account statements provided in lieu of holdings and transaction reports, must be maintained for at least five years after the end of the fiscal year in which the information is made or the information is provided, the first two years in an easily accessible place;

•
A record of all persons, currently or within the past five years, who are or were required to make holdings and transaction reports, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place;

•
A copy of each annual written report required to be submitted to a Fund’s board of directors/trustees, must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place;

•
A record of any decision, and the reasons supporting the decision, to approve an Access Person's acquisition of securities in a Limited Offering must be maintained for at least five years after the end of the fiscal year in which such approval was granted.

REPORTING VIOLATIONS AND SANCTIONS

All Supervised Persons of BCI shall promptly report to the CCO any violations or potential violations of this Code. Any retaliation against an individual who reports a violation or potential violation of this Code will be treated as a violation of this Code.

The CCO shall promptly investigate any alleged violations of this Code and memorialize the results of any such investigation in writing.

The CCO shall promptly report to senior management of BCI all apparent material violations of this Code. When the CCO finds that a violation otherwise reportable to senior management of BCI could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act or Rule 17j-1 under the Investment Company Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefor to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management of BCI shall consider reports made to it hereunder by the CCO and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions that may be imposed for violations of this Code include, but are not limited to, reprimands, monetary fines or assessments, suspension or termination of a Supervised Person’s trading privileges, or suspension or termination of a Supervised Person’s employment with BCI.

The CCO shall document any sanctions imposed for violations of this Code.